Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

Pasadena, California, May 7, 2009 - AutoImmune Inc. (OTC BB: AIMM.OB) today reported a net loss of $170,000, or $0.01 per share basic and diluted, for the three months ended March 31, 2009, compared with a net loss of $107,000, or $0.01 per share basic and diluted, for the three months ended March 31, 2008. As of March 31, 2009, the Company reported $8.5 million in cash and marketable securities, the same amount reported as of December 31, 2008.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales in the first quarter of 2009 at Colloral LLC, our joint venture with Deseret Laboratories, Inc., were up from the fourth quarter of 2008 and from the first quarter of 2008. The response to marketing through our licensee, Bronson Laboratories, LLC remains encouraging.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46R “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug, dirucotide (formerly referred to as MBP8298), if it reaches the market. In December 2007, BioMS sublicensed its rights in this product to Eli Lilly and Company. The FDA has granted the product fast track designation. We expect final trial data will be available during the second half of 2009 from the first of two ongoing Phase III trials of dirucotide for the treatment of secondary progressive multiple sclerosis. We expect results from the second Phase III trial should be available during the last half of 2010.

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Statements in this release that are not strictly historical are forward-looking statements including statements about clinical trials and studies and future sales, royalties and revenue. Statements in this release that are not strictly historical are forward-looking statements including statements about clinical trials and studies and future sales, royalties and revenue. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to the uncertainties of clinical trial results, AutoImmune’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed, as are other factors, in AutoImmune’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section entitled “Risk Factors.”

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2008	2009
Revenue	$67,000	$104,000

Costs and expenses:
Cost of goods sold	12,000	20,000
Research and development	42,000	71,000
General and administrative	205,000	188,000

Total costs and expenses	259,000	279,000

Interest income	84,000	9,000

	84,000	9,000

Net loss	(108,000)	(166,000)
Net income (loss) attributable to noncontrolling interest	1,000	(4,000)

Net loss attributable to AutoImmune Inc	$(107,000)	$(170,000)

Net loss per share - basic	$(0.01)	$(0.01)

Net loss per share - diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding - basic	16,997,205	16,999,623

Weighted average common shares outstanding - diluted	16,997,205	16,999,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2008	March 31, 2009
Cash and marketable securities	$8,475,000	$8,463,000
Other current assets	195,000	148,000

Total assets	$8,670,000	$8,611,000

Current liabilities	$147,000	$228,000
Total equity	8,523,000	8,383,000

Total liabilities and equity	$8,670,000	$8,611,000